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                                                                   Exhibit 10.27


                                     WARRANT
                          For the Purchase of 1,000,000
                             Shares of Common Stock
                                       of
                        AMERICAN CUSTOM COMPONENTS, INC.
                              A Nevada Corporation

         THIS CERTIFIES THAT, for value received, John Groom or his/her assigns (the "Holder"), is entitled to, within the time frame set forth in Section 1 below ("Expiration Date"), but not thereafter, to subscribe for, purchase and receive up to One Million (1,000,000) fully paid and nonassessable shares of the common stock (the "Common Stock"), of American Custom Components, Inc., a Nevada Corporation (the "Company"), at the initial price of $.375 per share, but subject to adjustment as provided in Section 2 below, (the "Exercise Price"), upon payment by cashier's check or wire transfer of the Exercise Price for such shares of the Common Stock to the Company at the Company's offices.

         1. EXERCISE OF WARRANT. This Warrant may be exercised in whole or in part at any time or from time to time before October 13,2004 and before 5:00 p.m., California Time, by presentation and surrender hereof to the Company of a notice of election to purchase duly executed and accompanied by payment by cashier's check or wire transfer of the Exercise Price for the number of shares specified in such election.

         2. ADJUSTMENT IN NUMBER OF SHARES.

                  (A) ADJUSTMENT FOR RECLASSIFICATIONS. In case at any time or from time to time after the issue date the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefore, other or additional stock or other securities or property (including cash) by way of stock split, spin-off, reclassification, combination of shares or similar corporate rearrangement (exclusive of any stock dividend of its or any subsidiary's capital stock), then and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property which such Holder would hold on the date of such exercise if on the issue date he had been the holder of record of the number of shares of Common Stock of the Company called for on the face of this Warrant and had thereafter, during the period from the issue date, to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period. In the event of any such adjustment, the Exercise Price shall be adjusted proportionally.

                 (B) ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the issue date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities or property to which such Holder would be entitled had the Holder exercised this Warrant immediately prior thereto, all subject to further adjustment as provided herein; in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.


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                 (C) ADJUSTMENT I CASE OF VOLUNTARY TERMINATION. In case
employee elects to resign before January 1, 2000, the Company has the option to cancel remaining warrant but only according to the following schedule: Warrants which cannot be canceled will be four hundred sixteen thousand six hundred sixty seven (416,667) as the thirteenth day of October, 1998. Warrants which can be canceled will be at the rate of forty-one thousand six hundred sixty seven (41,667) warrants per full month remaining until January 1,2000 calculated at the first of the month after departure from the Company. Example: if employee resigns the company and last day of employment is June 1, 1999, the warrants the company can opt to cancel will be forty-one thousand six hundred sixty-seven (41,667) per month multiplied by the remaining months starting July 1, 1999 through January 1, 2000.

        3. RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the exercise of this warrant such number of its shares of common stock as shall from time to time be sufficient to effect the exercise hereof.

         4. REGISTRATION RIGHTS. If the Company at any time proposes to register any of its securities under the Act, including under an SB-2 Registration Statement or otherwise, it will each such time give written notice to all holders of outstanding warrants of its intention so to do. Upon the written request of a holder or holders of any such warrants given within 30 days after receipt of any such notice, the Company will use its best efforts to cause all shares underlying the exercise of such warrants to be registered under the Act (with the securities which the Company at the time propose to register); provided, however, that the Company may, as a condition precedent to its effective such registration, require each Holder to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that such Holder will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period after such registration becomes effective (not exceeding 90 days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company's offering would be materially adversely affected in the absence of such an agreement. All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company.

         5. NOTICES. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address set forth in the records of the Company.


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           6. CHANGE; WAIVER. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         7. LAW GOVERNING. This Warrant shall be construed and enforced in accordance with and governed by the laws of California. Any action or proceeding arising under or pursuant to this Warrant shall be brought in the appropriate court in the County of Orange, California.

         8. ENTIRE AGREEMENT. This Warrant sets forth and includes the entire obligation of the Company with respect to any warrants held or due to Holder as of the date hereof, and any other agreement, arrangement, writing, contract, letter, or agreement dated prior to or of even date herewith shall be null and void upon execution of this Agreement.

         IN WITNESS WHEREOF, the undersigned has caused this Warrant to be signed as of this 13th day of October, 1998.






                                              AMERICAN CUSTOM COMPONENTS,  INC.
                                              a Nevada Corporation



                                              /S/ John Fritch
                                              ---------------------------------
                                              By:      EB (John Fritch)
                                              Its:     Chairman of the Board
                                                       Chief Financial Officer
Acknowledged and Accepted:




/S/ John Groom
------------------------------
JOHN GROOM